KPMG

KPMG LLP

Two Manhattan West

375 9th Avenue, 17th Floor

New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 21, 2025, with respect to the financial statements of BNY Mellon International Equity Fund, BNY Mellon Small/Mid Cap Growth Fund, and BNY Mellon Small Cap Value Fund, each a series of the BNY Mellon Investment Funds I, as of September 30, 2025, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Prospectuses.

New York, New York

January 26, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.